INVESTORS AGREEMENT

         This INVESTORS AGREEMENT (this "Agreement"), dated as of July 19, 2002, is by and among CASTLE DENTAL CENTERS, INC., a Delaware corporation (the "Corporation"), HELLER FINANCIAL, INC., a Delaware corporation ("Heller"), MIDWEST MEZZANINE FUND II, L.P., a Delaware limited partnership ("Midwest") and, solely for purposes of Section 5(a) hereof, James M. Usdan ("Usdan").

                                    RECITALS

         A. Pursuant to the terms of that certain Senior Subordinated Note and Subordinated Convertible Note Exchange Agreement, dated July 19, 2002 among the Corporation, Heller and Midwest (the "Exchange Agreement"), the Corporation (i) issued to Heller 119,520 shares of Series A-1 Convertible Preferred Stock of the Corporation, par value $.001 per share (the "Series A-1 Preferred Stock"), and
(ii) issued to Midwest 59,760 shares of Series A-1 Preferred Stock.

         B. Pursuant to the terms of that certain Senior Subordinated Note and Warrant Purchase Agreement dated July 19, 2002 among the Corporation, Heller, Midwest and Usdan (the "Note Purchase Agreement"), the Corporation, among other things, issued to each of Heller and Midwest senior subordinated convertible promissory notes of the Corporation (collectively, the "New Money Notes") which may be converted in the aggregate into 1,826,834 shares of the fully-diluted common stock of the Corporation, par value $.001 per share (the "Common Stock").

         C. The parties hereto desire to enter into this Agreement to provide for, among other things, (i) a right of first refusal between Heller and Midwest with respect to transfers of the Series A-1 Preferred Stock and the New Money Notes, (ii) special voting rights with respect to the designation and election of directors of the Corporation and its Subsidiaries and (iii) certain covenants to be complied with by the Corporation.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         Section 1. Definitions. In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following respective meanings when used in this Agreement:

         "Affiliate" of any Person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual or any trust whose principal beneficiary is such individual or one (1) or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to "control" (including, with its correlative meanings, "controlled by" and "under common control with") such corporation or other Person.

         "Board Options" means options to purchase up to 1,389,747 Common Shares issued to non-employee directors of the Corporation pursuant to the Corporation's 2002 Stock Option Plan.

         "Business Day" means any day other than a day on which commercial banks are authorized or required to close in Chicago, Illinois.

         "Common Shares" means the shares of Common Stock.

         "Debt" means for any Person the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of such Person (whether contingent or otherwise) in respect of bankers' acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than for borrowed money); (iv) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (v) all obligations under leases which require such Person or its Affiliate to make payments over the term of such lease, including payments at termination, which are substantially equal to at least eighty percent (80%) of the purchase price of the property subject to such lease plus interest as an imputed rate of interest; (vi) all Debt (as described in the other clauses of this definition) and other obligations of others secured by a lien, claim or other encumbrance on any asset of such Person, whether or not such Debt is assumed by such Person;
(vii) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or property of others; (ix) obligations to deliver goods or services in consideration of advance payments; and (x) all obligations of such Person under Hedging Agreements.

         "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

         "Hedging Agreements" means any interest rate swap, cap, floor, collar, forward agreement or other protection agreements or any option with respect to any such transaction.

         "Heller Holders" means Heller and its successors and assigns, together with any transferee(s) of the Securities initially held by Heller.

         "Holders" means collectively the Heller Holders and the Midwest
Holders.

         "Indebtedness" means any and all amounts owing or to be owing by the Corporation or any of its Subsidiaries to Note Holders in connection with the Subordinated Note and Warrant Documents, now or hereafter entered into between or among the Corporation or any of its Subsidiaries and any Note Holder, and all renewals, extensions and/or rearrangements of any of the above.

         "Management Options" means option to purchase up to 13,897,471 shares of the Corporation's Common Stock issued to officers, employees or consultants of the Corporation or its Subsidiaries pursuant to the Corporation's 2002 Stock Option Plan.

         "Midwest" means Midwest and its successors and assigns, together with any transferee(s) of the Securities initially held by Midwest.

         "Note Holders" means, collectively, Heller, Midwest and Usdan.

         "Notes" means the New Money Notes issued to Heller and Midwest pursuant to the Note Purchase Agreement, and any note or notes issued in exchange for such notes.

         "Person" means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

         "Preferred Shares" means the Series A-1 Preferred Shares and the Series A-2 Preferred Shares.

         "Registration Rights Agreement" means that certain Registration Rights Agreement dated July 19, 2002 by and among the Corporation, the Senior Lenders, Heller, Midwest, Usdan and certain other stockholders party thereto.

         "Securities" means collectively the Series A-1 Preferred Shares and the Notes.

         "Senior Bank Warrants" means those certain warrants to purchase Series A-2 Preferred Shares issued to the Senior Lenders pursuant to the Senior Loan Agreement.

         "Senior Indebtedness" means "Senior Debt" as such term is defined in the Subordination Agreement.

         "Senior Lenders" means Banc of America Strategic Solutions, Inc., a Delaware corporation, Fleet National Bank, a national banking association, Amsouth Bank, a national banking association, and Heller.

         "Senior Loan Agreement" means that certain Second Amended and Restated Credit Agreement dated as of July 19, 2002 between the Corporation and the Senior Lenders.

         "Series A-1 Preferred Shares" means the shares of Series A-1 Preferred Stock and any shares issued in exchange for such shares (other than Common Shares).

         "Series A-2 Preferred Shares" means the shares of Series A-2 Convertible Preferred Stock of the Corporation, par value $.001 per share, and any shares issued in exchange for such shares (other than Common Shares).

         "Stockholders Agreement" means that certain Stockholders Agreement dated July 19, 2002 among the Corporation, Heller, Midwest and certain other holders of the Corporation's capital stock and other securities.

         "Sub-Debt Warrants" means those certain warrants to purchase Common Shares issued pursuant to the Note Purchase Agreement.

         "Subordinated Note and Warrant Documents" means collectively the Note Purchase Agreement, the Notes, the Sub-Debt Warrants, the Subordinated Guaranty Agreement entered into pursuant to the Note Purchase Agreement, the Stockholders Agreement, the Registration Rights Agreement and any other agreements, certificates or instruments executed or delivered pursuant to or entered into in connection with any of the foregoing.

         "Subordination Agreement" means that certain Subordination and Intercreditor Agreement dated as of the date hereof among the Corporation, certain guarantors named therein, Heller, Midwest, and Bank of America, N.A., a national banking association (together with any duly appointed successor), as agent for the Senior Lenders.

         "Subsidiary" means any corporation, association or other business entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the Corporation or one or more Subsidiaries of the Corporation or by the Corporation and one or more Subsidiaries of the Corporation.

         "Transfer" means any sale, gift, bequest, assignment, distribution, conveyance, pledge, hypothecation, encumbrance or other transfer or disposition, whether voluntary or involuntary by operation of law or otherwise, and whether inter vivos or testamentary.

         Section 2. Right of First Refusal.

         (a) Except for dispositions permitted by Section 3, if a Holder desires to Transfer any Securities (collectively, the "Offered Securities") to a third party, such Holder (the "Selling Holder") will, prior to making or offering to make any such Transfer or accepting any such offer, give written notice (the "Offer Notice") to the other Holders (the "Non-Selling Holders") and to Usdan stating (i) the name of the proposed transferee of the Offered Securities (the "Proposed Transferee"), (ii) the number and type of Offered Securities, (iii) the purchase price therefor, and (iv) other material terms and conditions upon which the Selling Holder proposes to sell such Offered Securities to such proposed transferee and making an offer to sell such Offered Securities (the "Offer") to each of the Non-Selling Holders pursuant to the terms and conditions of this Section, at the price and on the other terms described in the Offer Notice. The date upon which the Offer Notice is given to the Non-Selling Holders is called the "Offer Notice Date." The Offer shall remain open and irrevocable for the period of ten (10) Business Days following the Offer Notice Date.

         (b) Each Non-Selling Holder may accept the offer to purchase all the Offered Securities by giving written notice thereof (each, a "Holder's Acceptance Notice") to the Selling Holder within 10 Business Days following the Offer Notice Date, such notice to set forth the maximum number of Offered Securities such Non-Selling Holder is willing to purchase. In the event that the Holder's Acceptance Notice(s) reflect a willingness on the part of Non-Selling Holders to purchase, in the aggregate, more than the number of Offered Securities available, the Non-Selling Holders shall be entitled to purchase such Offered Securities pro rata among themselves on the basis of the number of Common Shares into which the Series A Preferred Shares and the Notes held by each such Non-Selling Holder are then convertible.

         (c) In the event after compliance with Section 2(b) above, the Offer has been accepted in its entirety by the Non-Selling Holders, the Selling Holder shall sell the Offered Securities to the Non-Selling Holders, and the Non-Selling Holders shall purchase the Offered Securities, on the terms and conditions set forth in the Offer Notice and the closing shall take place 25 Business Days after the Offer Notice Date, unless a later date is agreed to by parties to such transaction.

         (d) In the event after compliance with Section 2(b) above, the Offer has not been accepted in its entirety by the Non-Selling Holders, the Selling Holder may, within 25 Business Days thereafter, sell the Offered Securities to the Proposed Transferee on the terms set forth in the Offer Notice. The Proposed Transferee, as a condition to such Transfer, shall agree in writing to be bound by the terms of this Agreement to the same extent as the Selling Holder. If such sale has not been completed within such 25-Business Day period, such sale may not be carried out without complying again with the provisions of this Section. Any Transfer in violation of this Section 2 shall be void and ineffective.

         Section 3. Permitted Transfers. Notwithstanding anything herein to the contrary, a Holder may Transfer its Securities free of the restrictions contained in Section 2 to the partners, members or Affiliates of such Holder, provided that such transferee is not engaged in the business of providing dental services in the United States and provided further that any such transferee first agrees in a writing to be bound by the terms of this Agreement to the same extent as such transferring Holder.

         Section 4. Voting Agreement; Initial Designation of Directors.

         (a) Each of the Holders acknowledges and agrees to take all action within their respective power, including, but not limited to, the voting of capital stock of the Corporation, required to (i) cause the Board of Directors of the Corporation to at all times consist of up to five (5) members, (ii) cause the Board of Directors as soon as possible following the execution of this Agreement to initially consist of James M. Usdan, Eddie Kunz, Paul Kreie, as the Midwest Designee (as defined below) and Ira Glazer, as one of the Heller Designees (as defined below), and (iii) thereafter cause to be elected to the Board of Directors the Chief Executive Officer of the Corporation.

         (b) Each of the Holders acknowledges and agrees that the holders of the Series A-1 Preferred Shares have the exclusive right, pursuant to the terms of the Certificate of Incorporation of the Corporation, voting separately as a single class, to elect a majority of the number of the members of the Corporation's Board of Directors. Each of the Holders agrees that, (i) Holders holding a majority of the Series A-1 Preferred Shares originally acquired by Heller pursuant to the Exchange Agreement shall have the right to designate, at any time and from time to time, two members of the Corporation's Board of Directors (the "Heller Designees"), and (ii) Holders holding a majority of the Series A-1 Preferred Shares originally acquired by Midwest pursuant to the Exchange Agreement shall have the right to designate, at any time and from time to time, one member of the Corporation's Board of Directors (the "Midwest Designee"). Each of the Holders agrees to take all actions necessary at any time and from time to time including, but not limited to, the voting of its shares of stock of the Corporation, the execution of written consents, the calling of special meetings, the removal of directors, the filling of vacancies in directorships, the waiving of notice, the attending of meetings and the amendment of the Corporation's by-laws, so as to cause the Corporation's Board of Directors to include the designees of Heller and Midwest. Concurrently with the consummation of the transactions contemplated by the Exchange Agreement, Midwest hereby designates Paul Kreie as the initial Midwest Designee, and Heller hereby designates Ira Glazer as one of its initial Heller Designees. The Corporation acknowledges that as of the date hereof, there is one vacancy on the Corporation's Board of Directors, which is a vacancy of a Series A-1 Director (as defined in the Certificate of Designation of the Series A Preferred Shares). Heller shall use its reasonable efforts to designate an additional Heller Designee that is reasonably acceptable to Midwest and Usdan within 75 days of the date hereof.

         Section 5. Covenants of the Corporation.

         (a) So long as any Series A-1 Preferred Shares are outstanding, the Corporation shall not, without first obtaining the written consent of (1) Holders holding a majority of the Series A-1 Preferred Shares originally acquired by Heller pursuant to the Exchange Agreement, (2) Holders holding a majority of the Series A-1 Preferred Shares originally acquired by Midwest pursuant to the Exchange Agreement and (3) Usdan, so long as he holds at least seventy-five percent (75%) of the principal amount of the Note originally acquired by him pursuant to the Note Purchase Agreement:

                  (i) authorize or issue, or enter into any agreement providing for the issuance (contingent or otherwise) of, (A) any equity securities of the Corporation or any securities convertible into or exchangeable for equity securities of the Corporation or permit any Subsidiary to authorize or issue, or enter into any agreement providing for the issuance (contingent or otherwise) of, any equity securities of such Subsidiary or any securities convertible into or exercisable for equity securities of such Subsidiary, any notes or debt securities containing equity features, including, but not limited to, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features, or (B) any capital appreciation or profit participation rights, except, in each case, (w) for the Preferred Shares, Senior Bank Warrants, the Management Options, the Board Options, the Sub-Debt Warrants, the Notes and the capital stock issuable upon conversion, exercise or exchange of any of the foregoing, (x) for profit participation rights issued in the ordinary course of business consistent with past practice, (y) for up to 150,000 Common Shares issued to directors of the Corporation in office on the date of this Agreement, and (z) pursuant to customary management compensation arrangements approved by the Compensation Committee;

                  (ii) directly or indirectly repurchase, redeem or retire any shares of capital stock of the Corporation (or any capital stock of a Subsidiary) other than pursuant to (x) the Employment Agreement between the Corporation and Usdan, dated as of the date hereof, (y) contractual rights to repurchase Common Shares held by employees, directors or consultants of the Corporation upon termination of their employment or services or (z) cashless exercise provisions;

                  (iii) merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than a merger of a wholly-owned Subsidiary into the Corporation or another wholly-owned Subsidiary);

                  (iv) sell, lease or otherwise dispose of all or substantially all (or a substantial portion) of the Corporation's (or its Subsidiaries') assets or sell or otherwise dispose of, or permit any Subsidiary to issue, sell or otherwise dispose of, any shares of the capital stock of any Subsidiary;

                  (v) liquidate, dissolve or effect a recapitalization or reorganization (or permit a Subsidiary to liquidate, dissolve or effect a recapitalization or reorganization unless the assets of such Subsidiary are transferred to the Corporation or another Subsidiary);

                  (vi) acquire another company or business (or permit a Subsidiary to acquire another company or business);

                  (vii) directly or indirectly, declare or pay, any dividends, or make any distributions on any of the Corporation's capital stock;

                  (viii) establish, acquire or permit to exist any Subsidiary other than Subsidiaries existing on the date hereof and other wholly-owned Subsidiaries;

                  (ix) increase or decrease the size of the Corporation's or any Subsidiary's board of directors to a number greater than or less than five (5) members;

                  (x) change the Corporation's primary business or enter into or permit a Subsidiary of the Corporation to enter into, the ownership, management or operation of any business other than the business conducted by the Corporation on the date hereof;

                  (xi) amend the Certificate of Incorporation (including, but not limited to, filing or amending any certificate of designations) or by-laws of the Corporation (or any Subsidiary);

                  (xii) enter into, or permit any Subsidiary to enter into, any transaction with any of its or any Subsidiary's Affiliates, except in the ordinary course of business and upon fair and reasonable terms no less favorable to the Corporation or any Subsidiary than would be obtained by the Corporation or any Subsidiary in a comparable arm's length transaction with a Person who is not the Corporation's or any Subsidiary's Affiliate; provided, however, nothing in this clause (xii) shall be deemed to prohibit payments to officers, directors and other agents of the Corporation or any Subsidiary pursuant to employment arrangements on customary terms or indemnities contained in the

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

         Corporation's or any Subsidiary's certificate of incorporation, by-laws or any indemnity agreement to which the Corporation or any Subsidiary is a party; or

                  (xiii) incur, create, assume or permit to exist any Debt, except:

                           (A) the Notes, the Indebtedness or any guaranty of or
                  suretyship arrangement for the Notes or the Indebtedness;

                           (B) material accounts payable (for the deferred
                  purchase price of property or services) from time to time incurred in the ordinary course of business which, if greater than one hundred twenty (120) days past the invoice or billing date, are being contested in good faith by appropriate proceedings and reserves adequate under GAAP shall have been established therefor;

                           (C) debt under capital leases (as required to be
                  reported on the financial statements of the Corporation pursuant to GAAP) and purchase money Debt incurred after July 19, 2002, in a combined amount not to exceed $500,000 per year or $2,000,000 in the aggregate outstanding at any one time;

                           (D) debt of the Corporation under Hedging Agreements
                  with a lender under the Senior Loan Agreement or otherwise approved by the Note Holders;

                           (E) debt in existence on July 19, 2002 and described
                  in the Note Purchase Agreement; and

                           (F) Senior Indebtedness.

         (b) The Corporation shall not take any of the following actions without the affirmative vote of at least three directors of the Corporation:

                  (i) make capital expenditures or permit a Subsidiary to make capital expenditures in excess of the annual budgeted amount approved by the Board of Directors;

                  (ii) make, or permit any Subsidiary to make, any loans or advances to, or guarantees for the benefit of, any Person, other than loans to employees of the Corporation and its affiliated practices not to exceed $25,000 at any one time per individual and $200,000 at any one time in the aggregate;

                  (iii) make or permit to exist, or permit any Subsidiary to make or permit to exist, any investment other than: (A) investments existing on the date hereof, (B) investments in short-term obligations issued by, or guaranteed by, the United States government, (C) investments in negotiable certificates of deposit, bankers' acceptances or money market securities issued by any bank or branch of a bank having capital and surplus of at least $300,000,000 in the aggregate at all times, and (D) investments in commercial paper rated P1 or A1 by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively;

                  (iv) approve any budget of the Corporation, or any material amendment or modification thereto;

                  (v) make, or permit any Subsidiary to make, any material changes in accounting methods, practices or principles, except in accordance with GAAP; and

                  (vi) sell shares of capital stock of the Corporation or any Subsidiary of the Corporation to the public or register such a sale, whether for the Corporation's own account or the account of another, pursuant to a registration statement under the Securities Act, except for registrations and sales made pursuant to demand registrations requested pursuant to the Registration Rights Agreement.

         (c) The Board of Directors shall have a compensation committee (the "Compensation Committee"), which shall perform such functions as are customarily performed by compensation committees, specifically: (i) hiring and firing of members of management or other significant senior executives and setting or changing their compensation; and (ii) adoption and administration of any employee compensation or benefit plan by the Corporation or its Subsidiaries, including bonus plans, profit sharing arrangements and incentive compensation programs (other than those plans adopted prior to the date hereof). The Compensation Committee and any other committee established or empowered by the Board of Directors shall consist of no more than three (3) members, one of whom shall be a Heller Designee and one of whom shall be a Midwest Designee.

         (d) The Corporation shall cause the board of directors of each Subsidiary to at all times be composed of the same members as the Corporation's Board of Directors.

         (e) Not more than 20 Business Days after the date hereof, the Corporation shall provide evidence reasonably satisfactory to the Heller Designees and the Midwest Designee that the Corporation has obtained directors' and officers' liability insurance in an amount reasonably acceptable to the Heller Designees and the Midwest Designee (the "D&O Insurance"). The Corporation shall maintain the D&O Insurance, in amounts reasonably acceptable to the then-current Heller Designees and the Midwest Designee, at all times that the holders of the Series A-1 Preferred Shares have the right to designate members to the Corporation's Board of Directors. Not more than 20 Business Days after the date hereof, the Corporation shall have entered into indemnification agreements with the Heller Designees and the Midwest Designee, in form and substance reasonably acceptable to each such Designee, pursuant to which the Corporation shall agree to indemnify each such Designee to the fullest extent permitted by law in connection with such Designees' service on the Corporation's Board of Directors. The Corporation further agrees to enter into substantially similar indemnification agreements with the successors to the Heller Designees and the Midwest Designee.

         Section 6. Term. This Agreement shall terminate and be of no further force and effect at such time as (a) the Notes have been paid in full or are otherwise no longer outstanding and (b) there are no Series A-1 Preferred Shares outstanding.

         Section 7. Legend. The Corporation will cause the Notes and each certificate representing Series A-1 Preferred Shares governed by this Agreement to be stamped or otherwise


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

imprinted, throughout the term of this Agreement, with a legend in substantially the following form:

         The securities represented by this certificate are subject to certain restrictions on transfer and certain voting agreements all as set forth in a certain Investors Agreement of Castle Dental Centers, Inc., dated as of July 19, 2002, a copy of which will be mailed to the holder without charge within five days of a written request therefor."

         Section 8. Notices to the Corporation and the Holders. Any notices desired, required or permitted to be given hereunder shall be delivered personally or mailed, certified or registered mail, return receipt requested, postage prepaid or delivered by commercial overnight courier service, charges prepaid to the following addresses, or such other addresses as shall be given by notice delivered hereunder, and shall be deemed to have been given upon delivery, if delivered personally, three Business Days after mailing, if mailed, or one Business Day after delivery to the overnight courier service, if delivered by overnight courier service:

         If to the Corporation to:

                  Castle Dental Centers, Inc.
                  3701 Kirby Drive, Suite 550
                  Houston, Texas 77098
                  Attention:  James M. Usdan


         If to Heller to:

                  Heller Financial, Inc.
                  c/o Heller Healthcare Financial Services
                  500 West Monroe Street
                  Chicago, Illinois 60661
                  Attention:  Michael Sznajder


         If to Midwest to:

                  Midwest Mezzanine Fund II, L.P.
                  208 South LaSalle Street
                  10th Floor
                  Chicago, Illinois  60604
                  Attention:  J. Allan Kayler

         Any party may change the address to which notices to it are to be sent by giving written notice given pursuant to this Section to the other parties hereto.



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

         Section 9. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Corporation shall bind and inure to the benefit of its respective successors and permitted assigns hereunder.

         Section 10. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Illinois and for all purposes shall be construed in accordance with the internal laws of said State.

         Section 11. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         Section 12. Amendment; Waiver. This Agreement cannot be amended without the prior written consent of the Holders and the Corporation. No provision of this Agreement may be waived except by an instrument in writing signed by the party to be bound. No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver of the same right or remedy on any subsequent occasion.

        [REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURE PAGE FOLLOWS.]





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

         IN WITNESS WHEREOF, the parties hereto have caused this Investors Agreement to be duly executed as of the day and year first above written.

                                             CASTLE DENTAL CENTERS, INC.



                                             By:
                                                --------------------------------
                                             Its:
                                                 -------------------------------



                                             HELLER FINANCIAL, INC.



                                             By:
                                                --------------------------------
                                             Its:
                                                 -------------------------------



                                             MIDWEST MEZZANINE FUND II, L.P.

                                             By:   ABN AMRO Mezzanine Management
                                                   II, L.P., its General Partner

                                             By:   ABN AMRO Mezzanine Management
                                                   II, Inc., its General Partner



                                             By:
                                                --------------------------------
                                             Its:
                                                 -------------------------------



                                             Solely for purposes of
                                             Section 5(a) hereof:



                                             -----------------------------------
                                             James M. Usdan



                                       12